Exhibit 10.49

October 5, 2007	CHRISTOPHER C. GALLEN, MD, PHD
TELEPHONE: 484.533.6900
Email: cgallen@neuromed.com

Schedule “A”

C. Eugene Wright, III

16 Carhart Court

Pittstown, New Jersey 08867

Dear Eugene:

Re:	Non-Competition & Non-Solicitation Agreement

In consideration of the offer of employment extended to you by Neuromed Pharmaceuticals Inc. (“Company”), the receipt and sufficiency of which are hereby acknowledged, you hereby agree to all of the following:

I.	NON-COMPETITION

1. You agree that, as a material condition of your employment, you will not during the course of your employment with Company, and for a period of 12 months after termination of your employment with Company for any reason, directly or indirectly, as an owner, investor, partner, officer, employee, advisor or consultant, do any of the following:

(a)	Provide services to any entity whose primary or exclusive business is related to the development of calcium channel blockers for the treatment of central nervous system or cardiovascular diseases and disorders, or such other Company Business as shall from time to time be entered into by Company during the term of your employment; and

(b)	If you resign, or your employment is terminated, you may provide services to a larger pharmaceutical company who has some projects and/or research on-going or planned regarding calcium channel blockers, but whose primary or exclusive business is not related to using calcium channel blockers for the treatment of central nervous system or cardiovascular diseases and disorders, or such other Company Business as shall from time to time be entered into by Company during the term of your employment; provided further, however, that:

(i)	You shall not be employed by or retained as a consultant by that competitor in a primary research, primary scientific, project medical, project safety or other project lead capacity for any project related in any way, directly or indirectly, to Company Business; and

C. Eugene Wright, III

Oct. 5, 2007

(ii)	You shall not in any other way work on projects that involve research or other work that relates to Company Business, except for occasional incidental exposure to such projects in your capacity for your new employer that cannot be reasonably avoided.

For purposes of this Agreement, the terms “business engaged in by the Company” or “Company’s Business”, shall mean the following: the discovery, research, development and commercialization of calcium channel blockers for the purpose of diagnosing, researching, identifying, or treating neurological or cardiovascular diseases and disorders. The geographical scope of this restriction shall apply within any state or foreign jurisdiction in which the Company is engaged in Company’s Business, or any jurisdiction in which the Company is engaged in active discussions to do Company’s Business.

2. You acknowledge that during the term of your employment with Company, you shall act in a position of trust, and that your knowledge and personal contacts gained on behalf of Company are a significant asset of Company, and that Company would suffer harm in the event that you went to work for a competitor of Company after termination of your employment and before the end of the 12-month period stated above.

II.	NON-SOLICITATION OF CLIENTS AND EMPLOYEES

3. You also agree that for a period of 12 months immediately following the termination of your employment with Company, you will not, directly, or indirectly through another entity, solicit, induce or otherwise attempt to influence:

(a)	any current customer, client, supplier, licensee, licensor or other business relation of the Company, or any person, firm or corporation in the habit of dealing with Company:

(i)	to cease doing business with Company,

(ii)	to sell or supply to such customer, client, person or firm any products or services which are competitive with Company’s Business, or

(iii)	to in any way interfere with the relationship between the Company and any third party;

(b)	any persons who were employees of, or consultants to, Company at the time of your termination to terminate their employment or consulting agreement with Company.

III.	ENFORCEMENT

4. Because your services are unique, and because you will have access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction in the Commonwealth of Pennsylvania for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof, without posting a bond or other security.

5. You acknowledge that the non-competition and non-solicitation restrictions contained in the Agreement, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to encourage scientific discovery and/or to protect the legitimate interests of the Company, and that any violation or threatened violation thereof would result in irreparable injuries to the Company, and you therefore agree that:

C. Eugene Wright, III

Oct. 5, 2007

(i)	In the event of your violation or threatened violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief without proof of actual loss, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled; and

(ii)	In the event that the Company, its officers, directors, or employees incur any liabilities, losses, costs and/or expenses (including, but not limited to attorney fees), or if any damages or injuries result from, or arise in connection with, any willful misconduct or breach by you of any provision of this Agreement, then the Company can and will pursue against you any and all available remedies both at law and in equity to recover for its losses, costs, expenses, etc.

6. If the period of time, the area specified or the scope of any restriction in this Agreement should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof, or the scope of restricted activity shall be modified, or any or all of the foregoing so that such restrictions may be enforced in such area, scope and for such time as is adjudged to be reasonable; or in the alternative, enforced in such area, scope and time as the parties may reasonably agree.

IV.	GOVERNING LAW

7. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

V.	ASSIGNMENT

8. Your obligations under this Agreement are unique to you, and cannot be assigned to another person or entity. You hereby agree that the Company can assign this Non-Competition and Non-Solicitation Agreement, and all of its rights and interests, and your obligations hereunder, to any successor entity of Company in connection with a sale, transfer, merger, consolidation, reorganization or other change of control or disposition of Company.

VI.	MISCELLANEOUS

9. Neither the failure nor any delay on the part of the Company to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence of a potential breach of any provision of this Agreement.

10. You agree that during your employment, and for the twelve-month period following any termination of your employment, you will inform each new prospective employer or entity with whom you speak regarding possible employment, consulting or other work, prior to accepting that work or employment, of the existence of the restrictions set forth in this Non-Competition and Non-Solicitation Agreement, and provide that employer or other entity with a copy of this Agreement, or to have the Company so provide it.

11. The termination of your employment with Company, for any reason or for no reason at all, shall not relieve you of any of your obligations to Company under this Agreement, all of which obligations shall survive the termination of your employment, and any change of ownership or control of Company.

C. Eugene Wright, III

Oct. 5, 2007

Please indicate your understanding of, and agreement with, the terms and conditions of this Non-Competition and Non-Solicitation Agreement by signing the acknowledgement block that follows my signature below. Thank you for your co-operation in this matter.

Yours truly,

NEUROMED PHARMACEUTICALS INC.

/s/ Christohper C. Gallen, MD, PhD
By:	Christopher C. Gallen, MD, PhD
Title:	President & CEO

I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT, HAVE BEEN GIVEN AN OPPORTUNITY TO REVIEW IT WITH LEGAL COUNSEL OF MY OWN CHOOSING PRIOR TO SIGNING, AND AM FAMILIAR WITH THE CONTENTS OF WHAT I AM SIGNING. I HAVE NOT BEEN INFLUENCED TO SIGN THIS AGREEMENT BY ANY STATEMENT OR PROMISE OR OTHER REPRESENTATION NOT CONTAINED IN THIS AGREEMENT, AND I ENTER INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

/s/ C. Eugene Wright, III	11 October 2007
C. Eugene Wright, III	DATE